Exhibit B

Execution Version

DIRECTOR NOMINATION AGREEMENT

BY AND AMONG

LIFESCI ACQUISITION II CORP.,

LIFESCI HOLDINGS LLC,

SCIENCE 37, INC.

AND

THE STOCKHOLDERS PARTY HERETO

Dated as of October 6, 2021

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into effective as of October 6, 2021 by and among LifeSci Acquisition II Corp., a Delaware corporation (the “Company”), LifeSci Holdings LLC, a Delaware limited liability company (“LifeSci”), Science 37, Inc., a Delaware corporation (the “Legacy Science 37”), and each of the Stockholders party hereto. The Company, LifeSci, Legacy Science 37 and the Stockholders are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” Each capitalized term used but not defined herein will have the meaning ascribed to such term in Section 1.01.

RECITALS

WHEREAS, the Company and Science 37, are party to that certain Agreement and Plan of Merger, dated as of May 6, 2021 (as it may be amended, supplemented, amended and restated or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Legacy Science 37, pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Legacy Science 37 (the “Merger”), with Legacy Science 37 surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement; and

WHEREAS, pursuant to the Merger Agreement, the Parties are entering into this Agreement to set forth certain understandings among the Parties with respect to certain governance and other matters of the Company.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS AND CONSTRUCTION

Section 1.01 Definitions. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the Preamble hereto.

“Audit Committee Qualified Director” means a Director who meets the independence requirements under Rule 10A-3 promulgated under the Exchange Act and the rules and regulations of NASDAQ with respect to service on the audit committee of the Board.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Bylaws” means the Amended and Restated Bylaws of the Company, as amended or amended and restated from time to time.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended, restated and/or amended and restated from time to time.

“Chosen Courts” has the meaning set forth in Section 4.07(b).

“Closing” has the meaning set forth in the Merger Agreement.

“Common Stock” means the Company’s common stock, with a par value of $0.0001 per share.

“Company” has the meaning set forth in the Recitals hereto.

“Company Stockholders Meeting” means an annual meeting or special meeting of the stockholders of the Company, in each case, including any adjournment or postponement thereof, at which Directors of the same class as a Legacy Director are to be elected to the Board.

“Contracting Parties” has the meaning set forth in Section 4.14.

“control” (including its correlative meanings, “controlled by” and “under common control with”) has the meaning set forth in the Merger Agreement.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“Independent Director” has the meaning set forth in Section 2.01(b)(v).

“Initial Board” has the meaning set forth in Section 2.01(a).

“Law” has the meaning set forth in the Merger Agreement.

“Legacy Director” has the meaning set forth in Section 2.02(a).

“LifeSci” has the meaning set forth in the Recitals hereto.

“LSAQ Director” has the meaning set forth in Section 2.01(a).

“Lux Stockholder” means, collectively, Lux Co-Investment Opportunities, L.P. and Lux Ventures IV, L.P.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Agreement” has the meaning set forth in the Recitals hereto.

“Merger Sub” has the meaning set forth in the Recitals hereto.

“NASDAQ” means the NASDAQ Stock Market.

“Nonparty Persons” or “Nonparty Person” has the meaning set forth in Section 4.14.

“Parties” or “Party” has the meaning set forth in the Preamble hereto.

“Person” has the meaning set forth in the Merger Agreement.

“PPD Stockholder” means Pharmaceutical Product Development, LLC.

“Redmile Stockholder” means, collectively, Redmile Private Investments II, L.P., Redmile Strategic Master Fund LP, Redmile Capital Offshore II Master Fund, Ltd., RAF, L.P. and RedCo II Master Fund, L.P.

“Representative” has the meaning set forth in the Merger Agreement.

“Stockholders” means the Lux Stockholder, the PPD Stockholder and the Redmile Stockholder, collectively, and “Stockholder” means any of the foregoing Persons, individually.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors (or similar fiduciaries) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of limited liability company interests, partnership interests, stock or equivalent ownership interest of the limited liability company, partnership, association or other business entity is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Transaction” has the meaning set forth in the Merger Agreement.

“Transaction Documents” has the meaning set forth in the Merger Agreement.

Section 1.02 Rules of Construction. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) references in this Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall mean “without limitation”;

(e) the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement;

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms; and

(g) all references to “or” shall be construed in the inclusive sense of “and/or”.

ARTICLE II.

CORPORATE GOVERNANCE MATTERS

Section 2.01 Composition of the Board of Directors.

(a) At the Closing, the Board shall consist of at least seven (7) Director positions (the “Initial Board”). Upon the first vacancy on the Board in accordance with the terms of this Agreement, the Bylaws or the Certificate of Incorporation, that would not otherwise be filled pursuant to Section 2.04, so long as LifeSci (together with its Affiliates) Beneficially Owns more than 1.0% of the issued and outstanding Common Stock, LifeSci shall be entitled to designate one (1) Independent Director (the “LSAQ Director”) to the Board. Reasonably promptly following such vacancy on the Board, the Company shall provide written notice to LifeSci of such vacancy and, reasonably promptly following receipt of such written notice, LifeSci shall deliver a written notice to the Company designating the individual to serve on the Board as the LSAQ Director hereunder, who shall be appointed as a Class III Director.

(b) The Initial Board shall include the following individuals, each of whom shall serve as a Director until such individual’s successor is duly elected and qualified in accordance with this Agreement, the Certificate of Incorporation and the Bylaws, subject to such individual’s earlier death, resignation or removal:

(i) the Chief Executive Officer of the Company following the Closing, who shall be David Coman;

(ii) one (1) Director who meets the independence requirements under the rules and regulations of NASDAQ (such Director, an “Independent Director”) designated by the Redmile Stockholder, who shall be Robert Faulkner;

(iii) one (1) Independent Director designated by the Lux Stockholder, who shall be Adam Goulburn;

(iv) one (1) Independent Director designated by the PPD Stockholder, who shall be Bhooshi DeSilva; and

(v) three (3) additional Independent Directors, who shall be John W. Hubbard, Neil Tiwari and Emily Rollins.

(c) Other than for the purpose of designating the LSAQ Director pursuant to Section 2.01(a) hereof, in the event the size of the Initial Board exceeds seven (7) Director positions, Legacy Science 37 shall be entitled to designate any additional Directors in accordance with the Merger Agreement.

(d) The Board shall at all times be comprised of a majority of Independent Directors, and at least three (3) Directors shall be Audit Committee Qualified Directors. At least one member of the audit committee of the Board shall qualify as an “audit committee financial expert,” as defined under rules and regulations of the U.S. Securities and Exchange Commission.

Section 2.02 Nomination Rights of Stockholders. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, each of the Stockholders and the Company agree (it being understood that such agreement is solely between the Company and each Stockholder, and not any other Stockholder) that, with respect to each subsequent election of Directors and subject to the rules and regulations of NASDAQ, from and after the Closing and until the first date on which a Stockholder (together with its Affiliates) Beneficially Owns less than 10.0% of the issued and outstanding Common Stock:

(a) such Stockholder shall be entitled to nominate one (1) Person for election as a Director (each such Director, a “Legacy Director”) at the applicable Company Stockholders Meeting by written notice to the Company given (i) in the case of an annual meeting of the stockholders of the Company, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting (provided, however, that, if no annual meeting of the Company’s stockholders was held in the preceding year, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in the Bylaws) was first made by the Company; provided, further, that if the date of the annual meeting of the stockholders of the Company is more than thirty (30) days before or more than sixty (60) days after such anniversary date, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Company) and (ii) in the case of a special meeting of the stockholders of the Company, not earlier than the one hundred twentieth (120th) day prior to such special meeting and not less than the later of ninety (90) days prior to such special meeting or the tenth (10th) day following the day on which public disclosure of the date of such special meeting was first made by the Company, which such notice shall include all information relating to such Stockholder that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) of the Exchange Act (including such Stockholder’s written consent to being named in the proxy statement and such nominee’s written consent to being named as a nominee and to serving as a director if elected); and

(b) The Company shall (i) include each Legacy Director as a nominee for election as a Director at the applicable Company Stockholders Meeting in its proxy solicitation materials (including any form of proxy it distributes), and (ii) unless the Board (or a committee thereof) reasonably determines in good faith, after receiving an opinion of the Company’s outside counsel, that doing so would cause it to violate its fiduciary duties to stockholders under Law, (A) recommend to the Company’s stockholders that such Legacy Director be elected as a Director at such Company Stockholders Meeting and (B) use reasonable best efforts to provide the highest level of support (including as to recommendation) as is used and/or provided for the election of the other Director nominees of the Company at such Company Stockholders Meeting.

For the avoidance of doubt, (i) each Stockholder’s right to nominate a Legacy Director under this Section 2.02 (A) shall not be transferable and (B) shall not be subject to any requirement that stockholders provide advance notice of, or comply with any other procedures governing, the nomination of individuals for election to the Board as provided in the Bylaws, (ii) such Stockholder shall no longer have a right to nominate a Legacy Director under this Section 2.02 from and after the first date on which such Stockholder (together with its Affiliates) Beneficially Owns less than 10.0% of the issued and outstanding Common Stock; and (iii) no Stockholder shall be required to comply with the provisions of Section 2.02(a) with respect to an election of Directors at any Company Stockholders Meeting if the Board or any committee thereof shall have nominated such Director for election as a Director without regard to the provisions of this Section 2.02.

Section 2.03 Resignation of Designated Directors. On or promptly (but no later than three (3) Business Days) following the date that a Stockholder becomes actually aware that such Stockholder (together with its Affiliates) no longer Beneficially Owns at least 10.0% of the issued and outstanding Common Stock or has elected to withdraw from this Agreement pursuant to Section 4.04(d), the Nominating and Corporate Governance Committee of the Board may request that any Director designated or nominated by such Stockholder who is a member of the Board on such date tender such individual’s resignation as a Director, which resignation may be accepted or declined by the Board in its sole discretion.

Section 2.04 Vacancy. Subject to Section 2.01(a) hereof with regard to LSAQ’s right to designate the LSAQ Director, in the event that a vacancy on the Board exists or is created at any time by the death, resignation, disqualification or removal of a member of the Initial Board prior to the due election and qualification of such member’s successor, such vacancy shall be filled pursuant to the Certificate of Incorporation; provided, however, that if such vacancy relates to a Legacy Director, the applicable Stockholder shall (until such time as such Stockholder and its Affiliates Beneficially Own less than 10.0% of the issued and outstanding Common Stock) be entitled to designate such Legacy Director’s successor.

Section 2.05 Chairperson of the Board. Mr. Faulkner shall serve as the initial Chairperson of the Board, and any successor Chairperson of the Board shall be designated as provided in the Bylaws.

Section 2.06 Classified Board. The Company represents and warrants that immediately prior to the execution and delivery hereof the Board is divided into three classes, with the Directors serving staggered three-year terms. The individual Directors comprising each class will be as determined by the Board. Each Legacy Director nominated for election at the applicable Company Stockholders Meeting shall be nominated for, and, subject to Section 2.03, shall be entitled to serve, a three-year term or until such Legacy Director’s earlier death, resignation, disqualification or removal.

Section 2.07 Insider Trading Policy. Immediately after the Closing, the Board shall adopt an insider trading policy containing terms and conditions typical for a public company similarly situated to the Company.

Section 2.08 Indemnification and D&O Insurance. As promptly as reasonably practicable following the Closing, the Company shall enter into an indemnification agreement with each Director, each on substantially the same terms entered into with, and based on the same customary and reasonable form provided to, the other Directors. To the fullest extent permitted by applicable Law, the Company shall not amend, alter or repeal any right to indemnification, advancement of expenses or exculpation benefiting any Director nominated pursuant to this Agreement, as and to the extent consistent with applicable Law, contained in the Company’s Certificate of Incorporation or Bylaws (except to the extent such amendment or alteration permits the Company to provide broader rights to indemnification, advancement of expenses or exculpation). The Company shall (a) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (b) for so long as a Director nominated pursuant to this Article II serves as a Director of the Company, maintain such coverage with respect to such Director and shall take all actions necessary to extend such coverage for a period of not less than six years from any removal or resignation of such Director, in respect of any act or omission occurring at or prior to such event.

Section 2.09 Reimbursement of Expenses. The Company shall reimburse the Directors for all reasonable and documented out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 2.10 Restrictions on Other Agreements. No Party shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person if and to the extent the terms thereof conflict with the provisions of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder and LifeSci, on its own behalf hereby represents and warrants to the Company and the other Parties, severally and not jointly, with respect to such Party as of the date of this Agreement, as follows:

Section 3.01 Organization; Authority.

(a) Such Party (i) is duly incorporated or formed, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and (ii) has all requisite corporate or other entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b) The execution and delivery by such Party of this Agreement, the performance and compliance by such Party with each of its obligations herein and the consummation by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Party.

(c) This Agreement constitutes a valid and binding obligation of such Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

Section 3.02 No Consent. Except as provided in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of such Party is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a such Party’s ability to perform its obligations under to this Agreement.

Section 3.03 No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will, (a) conflict with or violate any provision of the organizational documents of such Party or (b) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Party or to such Party’s property or assets, except, in the case of this clause (b), that would not reasonably be expected to impair, individually or in the aggregate, such Party’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Action pending or, to the knowledge of such Party, threatened, against such Party or any of such Party’s Affiliates or any of their respective assets or properties that would materially interfere with such Party’s ability to perform its obligations under this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

ARTICLE IV.

GENERAL PROVISIONS

Section 4.01 Effectiveness; Termination. Notwithstanding anything to the contrary contained herein, but subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Parties as provided under Section 4.04, this Agreement (other than Section 2.02 (which, for the avoidance of doubt, shall terminate as provided therein), the second sentence of Section 2.08 (which shall, with respect to the applicable Director and its nominating Stockholder, terminate on the six year anniversary of the date of any removal or resignation of such Director), the last sentence of Section 2.08 (which, for the avoidance of doubt, shall terminate as provided therein) and this Article IV) shall terminate (a) with respect to any Stockholder, the first date on which such Stockholder (together with its Affiliates) Beneficially Owns less than 10.0% of the issued and outstanding Common Stock or such earlier date on which such Stockholder delivers written notice to the Company in accordance with Section 4.04(d) that such Stockholder is withdrawing from this Agreement, and (b) as to all Parties, the first date on which this Agreement has been terminated with respect to all Stockholders.

Section 4.02 No Agreement as Director. Each Stockholder is signing this Agreement solely in its capacity as a stockholder of the Company. No Stockholder makes any agreement or understanding in this Agreement in such Stockholder’s capacity as a Director of the Company or a director, manager or other fiduciary of any of its Subsidiaries (if such Stockholder holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Stockholder in its capacity as a Director of the Company or as a director, manager or other fiduciary of any of its Subsidiaries, and no actions or omissions taken in such Stockholder’s capacity as such shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Stockholder from exercising its fiduciary duties as a Director of the Company (or as a director, officer, manager or other fiduciary of any of its Subsidiaries) to the Company or its stockholders.

Section 4.03 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 4.03):

If to the Company prior to the Closing or to LifeSci, to:

c/o LifeSci Holdings LLC

250 W. 55th Street, #3401

New York, NY 10019

Attn: Andrew McDonald

Email: [Redacted]

with copies (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Giovanni Caruso

Email: [Redacted]

If to the Company subsequent to the Closing or to Legacy Science 37, to:

Science 37, Inc.

600 Corporate Pointe, Suite 320

Culver City, CA 90230

Attn: Christine Pellizzari

Email: [Redacted]

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attn: Ryan J. Maierson

  Thomas G. Brandt

Email: [Redacted]

and

DLA Piper

4365 Executive Drive

Suite 1100

San Diego, CA

92121-2133

Attn: Randy L. Socol

Email: [Redacted]

If to a Stockholder, to such address set forth on the Stockholder’s signature page or to such other address or addresses as such Stockholder may from time to time designate in writing to the Company.

Any Party may change its address for notice at any time and from time to time by written notice to the other Parties, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 4.03.

Section 4.04 Amendment; Waiver.

(a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company, LifeSci and each of the Stockholders entitled to designate a Director as of such time; provided, that any modification or amendment of (x) the last two sentences of Section 2.08 and (y) Section 4.01 to the extent that it relates to Section 2.08 shall, in each case, require the written approval of each Stockholder irrespective of whether it is entitled to designate a Director; provided further, that written approval of LifeSci shall only be required if the modification or amendment to this Agreement limits LifeSci’s right to designate the LSAQ Director.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No Party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Any Party may unilaterally waive from time to time and without the consent of the Company or any other Stockholder any of its rights hereunder in a signed writing delivered to the Company.

(d) Each Stockholder, in such Stockholder’s sole discretion, may withdraw from this Agreement at any time by written notice to the Company. Thereafter, such Stockholder shall cease to be a party to this Agreement, shall have no further rights or obligations hereunder and none of the terms or provisions hereof shall have any continuing force or effect with respect to such Stockholder; provided, however, that, subject to Section 2.03, any Director designated by such Stockholder who is a member of the Board at the time of such withdrawal shall continue to serve on the Board until such individual’s successor is duly elected and qualified in accordance with the Certificate of Incorporation and the Bylaws, subject to such individual’s earlier death, resignation, disqualification or removal.

Section 4.05 Further Assurances. To the fullest extent permitted by Law, the Stockholders agree to sign such further documents, cause such meetings to be held, resolutions passed and do and perform and cause to be done such further acts and things reasonably necessary in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Stockholders being deprived of the rights contemplated by this Agreement.

Section 4.06 Third Party Beneficiaries. The Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement and are not for the benefit of any other Person who is not a party to this Agreement. Other than the Parties and their respective successors and permitted assigns, this Agreement is not intended to, and does not, confer upon any Person any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 4.04 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 4.07 Governing Law; Forum.

(a) This Agreement, and any claims or Proceedings arising out of this Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

(b) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 4.03 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 4.07 or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

Section 4.08 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (a) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 4.08.

Section 4.09 Equitable Remedies. Each of the Parties acknowledges and agrees that the rights and obligations of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed or complied with in accordance with their terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including to enforce specifically the terms and provisions of this Agreement or to obtain an injunction restraining any such breach or threatened breach of the provisions of this Agreement in the Chosen Courts, in each case, (a) without necessity of posting a bond or other form of security and (b) without proving the inadequacy of money damages or another any remedy at law. In the event that a Party seeks equitable remedies in any Proceeding (including to enforce the provisions of this Agreement or prevent breaches or threatened breaches of this Agreement), no Party shall raise any defense or objection, and each Party hereby waives any and all defenses and objections, to such equitable remedies on grounds that (i) money damages would be adequate or there is another adequate remedy at law or (ii) the Party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another any remedy at law.

Section 4.10 Entire Agreement; Successors and Assigns. This Agreement constitutes the entire agreement among the Parties and their Affiliates with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors and permitted assigns). No Party shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 4.10 shall be null and void.

Section 4.11 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 4.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.13 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

Section 4.14 No Recourse. Any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the subject matter hereof (including the Transactions), any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the subject matter thereof, or any negotiation, execution, or performance of any of the foregoing, shall be brought, raised or claimed only against the Persons that are expressly identified as “Parties” in the Preamble to this Agreement (the “Contracting Parties”). No Nonparty Person shall have any responsibility, obligation or liability for any claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement (including the Transactions) or its negotiation, execution, performance, or breach and, to the maximum extent permitted by Laws, each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives all such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) against any such Nonparty Persons. Without limiting the foregoing, to the maximum extent permitted by Laws, (a) each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. The “Nonparty Persons” means the Persons who are not Contracting Parties, and the term “Nonparty Persons” shall include, but not be limited to, all past, present or future stockholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all Contracting Parties, all Affiliates of any Contracting Party or of all past, present or future stockholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all of the foregoing.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

COMPANY:

LIFESCI ACQUISITION II CORP.

By:	/s/ Andrew McDonald
Name:	Andrew McDonald
Title:	Chief Executive Officer

LIFESCI:

LIFESCI HOLDINGS LLC:

By:	/s/ Andrew McDonald
Name:	Andrew McDonald
Title:	Manager

By:	/s/ Michael Rice
Name:	Michael Rice
Title:	Manager

LEGACY SCIENCE 37:

SCIENCE 37, INC:

By:	/s/ David Coman
Name:	David Coman
Title:	Chief Executive Officer

[Signature Page to Director Nomination Agreement]

STOCKHOLDERS:

REDMILE PRIVATE INVESTMENTS II, L.P.

By: Redmile Private Investments II (GP), LLC, its general partner

By: Redmile Group, LLC, its managing member

By:	/s/ Joshua Garcia
Name:	Joshua Garcia
Title:	Authorized Signatory

REDMILE CAPITAL OFFSHORE II MASTER FUND, LTD.

By: Redmile Group, LLC, its investment manager

By:	/s/ Joshua Garcia
Name:	Joshua Garcia
Title:	Authorized Signatory

REDMILE STRATEGIC MASTER FUND, LP

By: Redmile Group, LLC, its investment manager

By:	/s/ Joshua Garcia
Name:	Joshua Garcia
Title:	Authorized Signatory

RAF, L.P.

By: RAF, GP, LLC, its general partner

By:	/s/ Joshua Garcia
Name:	Joshua Garcia
Title:	Authorized Signatory

[Signature Page to Director Nomination Agreement]

ADDRESS:

c/o Redmile Group, LLC
One Letterman Drive
Building D, Suite D3-300
San Francisco, CA 94129
Email: [Redacted]
Attn: Josh Garcia

[Signature Page to Director Nomination Agreement]

LUX VENTURES IV, L.P.

By: Lux Venture Partners IV, LLC, its general partner

By:	/s/ Peter Herbert
Name:	Peter Herbert
Title:	Managing Director

LUX CO-INVESTMENT OPPORTUNITIES, L.P.

By: Lux Co-Invest Partners, LLC, its general partner

By:	/s/ Peter Herbert
Name:	Peter Herbert
Title:	Managing Director

ADDRESS:

1600 El Camino Real, Suite 290
Menlo Park, CA 94250

[Signature Page to Director Nomination Agreement]

PHARMACEUTICAL PRODUCT DEVELOPMENT, LLC

By:	/s/ Bhooshitha de Silva
Name:	Bhooshitha de Silva
Title:	Senior Vice President

ADDRESS:

929 North Front Street
Wilmington, NC 28401

[Signature Page to Director Nomination Agreement]